Exhibit 99.1

WORCESTER, Mass., April 28, 2008 –

The Hanover Insurance Group reports strong

first quarter results

First Quarter 2008 Financial Highlights

•	Net income of $1.12 per share, compared to $1.22 per share in the prior-year quarter.

•	Property and Casualty pre-tax segment income of $98.0 million, compared to $100.9 million in the prior-year quarter.

•	Higher catastrophes and non-catastrophe weather related losses in the first quarter of 2008 resulted in unfavorable comparison with first quarter 2007 earnings.

•	Net premiums written of $628.5 million, compared to $612.0 million in the prior-year quarter.

•	Book value per share of $45.23 per share at March 31, 2008, from $44.37 per share at December 31, 2007.

Financial Highlights

in millions, except per share amounts	Quarter ended March 31
	2008	2007
Total Segment Income after taxes	$57.3	$60.2
Net realized investment (losses) gains	(5.1)	1.9
Federal income tax settlement	—	2.4
Gains on derivative instruments	0.1	—
Income tax benefit (expense) on non-segment income	1.2	(0.7)

Income from Continuing Operations	53.5	63.8
Discontinued Operations	5.0	(0.2)

Net Income	$58.5	$63.6

Net Income per share (Diluted)	$1.12	$1.22

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the first quarter of 2008 of $58.5 million, or $1.12 per share, compared to $63.6 million, or $1.22 per share, in the first quarter of the prior year. Net income for the first quarter of 2008 included an after-tax net realized loss on investments of $5.1 million, or $0.09 per share, compared to a gain of $1.9 million, or $0.04 per share in the prior-year quarter. Net income for the first quarter of 2008 included $5.0 million, or $0.09 per share, resulting from adjustments to after-tax net gains on previously sold businesses. This benefit compares to a $0.2 million loss on disposal of variable life insurance and annuity business in the prior-year quarter.

Total Property and Casualty pre-tax segment income was $98.0 million in the first quarter of 2008, compared to $100.9 million in the first quarter of the prior year.

“I am very pleased with the strength of our performance and quality of our earnings in the first quarter of 2008,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “Our P&C business remains solid and reflects a 13.7% return on P&C levered equity (1). At the same time, our underwriting practices remain disciplined, as we continue to maintain our ex-catastrophe accident year margins and generate favorable prior-year reserve development even in today’s challenging market environment.” Eppinger continued, “Although our first quarter growth in written premium reflects actions we have taken to reduce coastal exposures in homeowners and a difficult prior-year comparison in personal lines, we remain confident we can achieve full year growth in written premium and earnings.”

The following table details pre-tax segment income (loss).

in millions	Quarter ended March 31
	2008	2007
Property and Casualty:
Personal Lines(2)	$27.6	$47.4
Commercial Lines(3)	68.3	49.0
Other Property and Casualty	2.1	4.5

Total Property & Casualty	98.0	100.9
Life Companies	(2.5)	(0.9)
Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment income	85.5	90.0
Federal income tax expense	(28.2)	(29.8)

Total segment income after taxes (4)	$57.3	$60.2

(1)	Calculated based on trailing four quarters.

(2)	Includes Personal Lines pre-tax net impact of catastrophes of $11.0 million and $7.2 million for the first quarters of 2008 and 2007, respectively.

(3)	Includes Commercial Lines pre-tax net impact of catastrophes of $8.3 million and $7.1 million for the first quarters of 2008 and 2007, respectively.

(4)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $98.0 million in the first quarter of 2008, compared to $100.9 million in the first quarter of 2007, representing a decrease of $2.9 million. The pre-tax net impact of catastrophes was $19.3 million in the first quarter of 2008, compared to $14.3 million in the first quarter of 2007. Excluding the pre-tax net impact of catastrophes, property and casualty pre-tax segment income would have been $117.3 million in the first quarter of 2008, up $2.1 million, compared to $115.2 million in the first quarter of 2007.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended March 31
	2008	2007
Personal Lines losses (excluding catastrophes)	57.8%	53.0%
Personal Lines catastrophe-related losses	3.0%	1.7%
Total Personal Lines losses	60.8%	54.7%
Commercial Lines losses (excluding catastrophes)	32.5%	37.7%
Commercial Lines catastrophe-related losses	3.3%	2.5%
Total Commercial Lines losses	35.8%	40.2%
Total P&C Losses	51.0%	49.1%
Loss adjustment expenses	10.5%	10.8%
Hurricane Katrina-related loss adjustment expenses	—	0.5%
Policy acquisition and other underwriting expenses	33.5%	33.4%
Combined Ratio	95.0%	93.8%

Personal Lines

Personal Lines pre-tax segment income was $27.6 million in the first quarter of 2008, compared to $47.4 million in the prior-year quarter. The pre-tax net impact of catastrophes was $11.0 million in the first quarter of 2008, compared to $7.2 million in the first quarter of 2007. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $38.6 million in the first quarter of 2008, compared to $54.6 million in the prior-year quarter.

Favorable development of prior-year loss and LAE reserves was $12.0 million in the first quarter of 2008, compared to $21.5 million in the prior-year quarter. The reduction in the first quarter of 2008 in favorable development occurred primarily in personal auto.

Current ex-catastrophe accident year losses were higher in the quarter compared to the prior-year quarter, principally due to higher non-catastrophe weather related losses, principally in homeowners, resulting from a more severe winter in the Midwest and in the Northeast.

Personal Lines highlights:

•	Net premiums written were $351.7 million in the first quarter of 2008, compared to $366.3 million in the first quarter of 2007, a decrease of 4.0%.

•	Net premiums earned were $369.3 million in the first quarter of 2008, compared to $360.3 million in the first quarter of 2007, an increase of 2.5%.

•	New business net premiums written were $58.8 million in the first quarter of 2008, compared to $75.2 million in the first quarter of 2007 and $59.8 million in the fourth quarter of 2007.

•

The Personal Lines GAAP combined ratio was 101.2% in the first quarter of 2008, compared to 95.9% in the prior-year quarter. Catastrophe related losses were $11.0 million, or 3.0 points of the first quarter combined ratio in 2008, compared to $7.2 million, or 2.0 points in the prior-year quarter.

•

Favorable development of prior-year loss and LAE reserves was $12.0 million in the first quarter of 2008, compared to $21.5 million in the first quarter of 2007, improving the Personal Lines combined ratio by 3.2 points and 6.0 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $68.3 million in the first quarter of 2008, compared to $49.0 million in the first quarter of 2007. The pre-tax net impact of catastrophes was $8.3 million in the first quarter of 2008, compared to $7.1 million in the first quarter of 2007. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $76.6 million in the first quarter of 2008, compared to $56.1 million in the prior-year quarter, an increase of $20.5 million. This increase was primarily due to higher favorable development of loss and LAE reserves, and improvement in current accident year losses.

Commercial Lines highlights:

•	Net premiums written were $276.8 million in the first quarter of 2008, compared to $245.7 million in the first quarter of 2007, representing an increase of 12.7%.

•	Net premiums earned were $248.4 million in the first quarter of 2008, compared to $224.1 million in the first quarter of 2007, an increase of 10.8%.

•	New business net premiums written were $78.7 million in the first quarter of 2008, compared to $79.6 million in the first quarter of 2007, and $77.0 million in the fourth quarter of 2007.

•

The Commercial Lines GAAP combined ratio was 85.3% in the first quarter of 2008, compared to 90.8% in the prior-year quarter. Catastrophe related losses were $8.3 million, or 3.3 points of the first quarter combined ratio in 2008, compared to $7.1 million, or 3.2 points in the prior-year quarter.

•

Favorable development of prior-year loss and LAE reserves was $44.6 million in the first quarter of 2008, compared to favorable development of $30.5 million in the first quarter of 2007, improving the Commercial Lines combined ratio by 18.0 points and 13.6 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $2.1 million in the first quarter of 2008, compared to $4.5 million in the prior-year quarter, a decrease of $2.4 million driven primarily by adverse development of $1.3 million in our run-off voluntary pools business, and increased expenses in our premium financing business, the sale of which, as previously announced, is anticipated to close in the second quarter.

Life Segment

Continuing Operations:

The Life segment continuing operations reported a pre-tax loss of $2.5 million in the first quarter of 2008, compared to a loss of $0.9 million in the first quarter of 2007. The segment loss in the current quarter was $1.0 million higher than expected, primarily due to unfavorable mortality experience in our run off traditional Life business.

Discontinued Operations:

For the first quarter of 2008, the company recorded an after-tax gain of $5.0 million resulting from adjustments to after-tax net gains on previously sold businesses, principally from a favorable litigation outcome. In 2007, we reported a loss of $0.2 million in the first quarter, resulting from the disposal of the variable life insurance and annuity business.

Investment Results

Net investment income was $80.7 million for the first quarter of 2008, compared to $80.2 million in the same period of 2007.

Net investment income for the Property and Casualty segment increased by $3.6 million, to $64.3 million for the first quarter of 2008, compared to $60.7 million in the first quarter of 2007. Partially offsetting the increase in Property and Casualty was a decrease in the Life Companies’ net investment income of $3.1 million, to $16.2 million in the first quarter 2008, compared to $19.3 million in the first quarter of 2007.

These changes were primarily the result of an intercompany transfer of assets. Effective January 1, 2008, certain employee benefit related assets and liabilities were transferred from our life insurance subsidiary, First Allmerica Life Insurance Company, to Hanover Insurance. These asset transfers resulted in a first quarter $2.5 million increase to investment income in the Property and Casualty segment, offset by an equal decrease in the Life segment. The increase in Property and Casualty net investment income in 2008 also was driven primarily by positive operating cash flows from the business, while the decrease in the Life Companies’ net investment income was driven by lower average invested assets, resulting from continued cash outflows from the run-off of life operations.

First quarter 2008 pre-tax net realized investment losses were $5.0 million, compared to a gain of $2.3 million in the same period of 2007. In the first quarter of 2008, the company recognized impairments of $7.5 million on certain fixed maturity securities, partially offset by pre-tax net investment gains of $2.5 million, primarily from sales of fixed maturities. The increase in impairments in the current quarter was attributable to credit market conditions not directly associated with financial institution losses. In the first quarter of 2007, pre-tax net realized gains on sales of invested assets were $2.8 million, partially offset by $0.5 million from impairments.

Investment Portfolio

The company held $6.1 billion in cash and investment assets at March 31, 2008. Fixed maturities represented 92% of our investment portfolio, with a carrying value of $5.6 billion. 95% of our fixed maturity portfolio is rated investment grade.

We have little to no exposure to investment in sub-prime mortgages or sub-prime mortgage-backed securities, or the secondary credit risk presented by financial guarantors. Residential mortgage backed securities constitute $1.1 billion of our invested assets, with less than 15% held in non-agency securities. We have no sub-prime exposure. Commercial mortgage backed securities constitute $468.3 million of our invested assets. Approximately 95% of our CMBS holdings were from pre-2005 vintages, with 5% from the 2006 vintage and no 2005 vintage. The entire CMBS portfolio had a weighted average loan-to-value ratio of 67.2%. As of March 31, 2008, we hold $824.7 million of municipal bonds in our portfolio, with an overall rating of AA. Financial guarantor insurance enhanced municipal bonds represent $365.8 million, or 44% of this portfolio. The overall credit rating of our insured municipal bond portfolio, giving no effect to the insurance enhancement, was A-.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s first quarter results on Tuesday, April 29th, at 11:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web sit approximately two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (such as decisions in Louisiana involving the so-called “Valued Policy Law,” which is pending before the Louisiana Supreme Court), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product) and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc. and of Verlan Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the recent change in the Massachusetts private passenger automobile regulatory environment from the “fix-and-establish” system to “managed competition,” adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale various businesses and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses, catastrophe losses relating to Hurricane Katrina or reserve development.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development (including development related to Hurricane Katrina) should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended March 31, 2008 and 2007 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors: Sujata Mutalik E-mail: smutalik@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; earnings on holding company assets; AMGRO, Inc., a premium financing business, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and group retirement businesses.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended March 31
	2008	2007
Net income	$58.5	$63.6
Net income per share(1)	$1.12	$1.22
Weighted average shares	52.3	51.9

(1)	Net income per share (diluted)

The following is a reconciliation from segment income to net income (1):

	Quarter ended March 31
in millions, except per share amount	2008		2007
	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$27.6	$—	$47.4	$—
Commercial Lines	68.3	—	49.0	—
Other Property & Casualty	2.1	—	4.5	—

Total Property and Casualty	98.0	—	100.9	—
Life Companies	(2.5)	—	(0.9)	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—

Total segment income	85.5	1.63	90.0	1.73
Federal income tax expense on segment income	(28.2)	(0.54)	(29.8)	(0.57)

Total segment income after federal income taxes	57.3	1.09	60.2	1.16
Federal income tax settlement	—	—	2.4	0.04
Net realized investment (losses) gains, net of amortization	(5.1)	(0.09)	1.9	0.04
Gains on derivatives	0.1	—	—	—
Federal income tax benefit (expense) on non-segment income	1.2	0.02	(0.7)	(0.01)

Income from continuing operations, net of taxes	53.5	1.02	63.8	1.23
Gain (loss) on disposal of variable life insurance and annuity business, net of taxes	6.2	0.12	(0.2)	(0.01)
Loss on sale of Financial Profiles Inc., net of tax	(1.2)	(0.02)	—	—

Net income(3)	$58.5	$1.12	$63.6	$1.22

(1)	In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per Share data is per diluted share of common stock.

(3)	Basic net income per share was $1.13 and $1.24 for quarters ended March 31, 2008 and 2007, respectively.

Net income includes the following items by segment:

in millions	Quarter ended March 31, 2008
	Personal Lines	Commercial Lines	Other Property & Casualty (2)	Life Companies	Total
Net realized investment (losses) gains (1)	(2.0)	(1.4)	3.1	(4.8)	(5.1)
Gains on derivatives	—	—	—	0.1	0.1
Gain on disposal of variable life insurance and annuity business, net of taxes	—	—	—	6.2	6.2
Loss on sale of Financial Profiles, Inc.	—	—	—	(1.2)	(1.2)

	Quarter ended March 31, 2007
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment (losses) gains (1)	(0.4)	(0.3)	1.0	1.6	1.9
Federal income tax settlement	—	—	—	2.4	2.4
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(0.2)	(0.2)
(1)	We manage investment assets for our property and casualty business based on the requirements of the entire property and casualty group. We allocate the investment income, expenses and realized gains (losses) to our Personal Lines, Commercial Lines and Other Property and Casualty segments based on actuarial information related to the underlying business.

(2)	Includes corporate eliminations.

All figures reported are unaudited